Exhibit 10.1

EXECUTION VERSION

CONSENT AGREEMENT

dated June 24, 2020

between

CBG HOLDINGS LLC

and

CANOPY GROWTH CORPORATION

-i-

CONSENT AGREEMENT

THIS CONSENT AGREEMENT, dated June 24, 2020 (this “Agreement”), is made by and between CBG Holdings LLC, a limited liability company existing under the laws of the State of Delaware (“CBG”) and Canopy Growth Corporation, a corporation existing under the federal laws of Canada (the “Company”).

RECITALS

(A)

On April 18, 2019, the Company and Frontrunner entered into an arrangement agreement (the “Original Arrangement Agreement”) to undertake an arrangement under section 288 of the Business Corporations Act (British Columbia) (“Project Frontrunner”).

(B)

Pursuant to the Amended and Restated Investor Rights Agreement, the entering into of the Original Arrangement Agreement by the Company, and the completion of Project Frontrunner, required the prior written consent of CBG.

(C)

On April 18, 2019, in connection with the entering into of the Original Arrangement Agreement, CBG granted its consent to Project Frontrunner pursuant to a consent agreement with the Company (the “Original Consent Agreement”).

(D)	Concurrently with the execution and delivery of the Original Consent Agreement, the Company, CBG and GCILP entered into the Second Amended and Restated Investor Rights Agreement.

(E)

On May 15, 2019, the Company and Frontrunner entered into the first amendment to the Original Arrangement Agreement (the Original Arrangement Agreement, as amended, the “Current Arrangement Agreement”), upon receipt of the written consent of CBG in accordance with the terms of the Second Amended and Restated Investor Rights Agreement and the Original Consent Agreement.

(F)

The Company and Frontrunner propose to enter into a proposal agreement in the form attached as Exhibit A (the “Proposal Agreement”), pursuant to which it is proposed that (i) the Current Arrangement Agreement be amended by the Amending Agreement, (ii) the Current Plan of Arrangement be amended and restated by the A&R Plan of Arrangement, (iii) the Original Trademark and Technology License be amended and restated by the A&R Trademark and Technology License, and (iv) up to US$100,000,000 be advanced by the Company to a subsidiary of Frontrunner pursuant to, and subject to the terms and conditions of, the Debenture (collectively, the “Project Frontrunner Amendments”).

(G)

Pursuant to the Second Amended and Restated Investor Rights Agreement and the Original Consent Agreement, the entering into by the Company of the Project Frontrunner Amendments, and the completion of the Project Frontrunner Amendments, require the prior written consent of CBG.

(H)

CBG and the Company wish to enter into this Agreement for the purposes of setting forth the agreements and understandings with respect to the terms and conditions upon which CBG is prepared to grant its consent to the Project Frontrunner Amendments.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below:

“A&R Plan of Arrangement” has the meaning ascribed to the term “Amended Plan of Arrangement” in the Proposal Agreement.

“A&R Trademark and Technology License” has the meaning ascribed to the term “Amended License” in the Proposal Agreement.

“Affiliate” means, with respect to any Person, any Person now or hereafter existing, directly or indirectly, Controlled by, Controlling, or under common Control with, such Person, whether on or after the date hereof.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Amended and Restated Investor Rights Agreement” means the amended and restated investor rights agreement dated November 1, 2018 entered into between CBG, GCILP and the Company.

“Amending Agreement” has the meaning ascribed to the term “Amendment” in the Proposal Agreement.

“Amendment Date” has the meaning ascribed to such term in the Proposal Agreement.

“Amendment Time” has the meaning ascribed to such term in the Proposal Agreement.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (a) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement having the force of law and/or (b) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Arrangement” means the arrangement under Section 288 of the Business Corporations Act (British Columbia) on the terms and subject to the terms and conditions set out in the A&R Plan of Arrangement, subject to any amendments or variations to the A&R Plan of Arrangement, made in accordance with the terms of the Arrangement Agreement or the A&R Plan of Arrangement.

“Arrangement Agreement” means the arrangement agreement dated April 18, 2029 between the Company and Frontrunner, as amended by an amending agreement dated May 15, 2019 and the Amending Agreement, including the schedules thereto, providing for, among other things, the Arrangement, as the same may be further amended, supplemented or restated.

“Board” means the board of directors of the Company from time to time.

“Borrower” has the meaning ascribed to the term “Corporation” in in the Debenture.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Smiths Falls, Ontario are authorized or required by Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Cannabis” and “cannabis” means (i) all living or dead material, plants, seeds, plant parts or plant cells from any cannabis species or subspecies (including sativa, indica and ruderalis), including wet and dry material, trichomes, oil and extracts from cannabis (including cannabinoid or terpene extracts from the cannabis plant), and (ii) biologically or synthetically synthesized analogs of cannabinoids extracted from the cannabis plant using micro-organisms, including but not limited to (A) cannabis and marijuana, as defined pursuant to Applicable Law, including the Cannabis Act and (B) Industrial Hemp as defined in the Industrial Hemp Regulations issued under the Cannabis Act or other Applicable Law.

“Cannabis Act” means S.C. 2018, c.16, “An Act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and other Acts” (Canada), as amended from time to time and as the same may come into force.

“CBG Group” means CBG, GCILP and their Affiliates, and includes, for the avoidance of doubt, Constellation Brands, Inc.

“Code” means United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to such term in the Preamble.

“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, option, instruments, arrangement, understanding or other commitment, whether written or oral.

“Control” means:

(a)

in relation to a corporation, the direct or indirect beneficial ownership at the relevant time of shares of such corporation carrying more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of the Company where such voting rights are sufficient to elect a majority of the directors of the Company;

(b)

in relation to a Person that is a partnership, limited liability company or joint venture, the direct or indirect beneficial ownership at the relevant time of more than 50% of the ownership interests of the partnership, limited liability company or joint venture in circumstances where it can reasonably be expected that the Person can direct the affairs of the partnership, limited liability company or joint venture; and

(c)	in relation to a trust, the direct or indirect beneficial ownership at the relevant time of more than 50% of the property settled under the trust;

and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; the Person who directly or indirectly Controls a Controlled Person or entity shall be deemed to Control a corporation, partnership, limited liability company, joint venture or trust which is Controlled by the Controlled Person or entity, and so on.

“Court” means the Supreme Court of British Columbia.

“Current Arrangement Agreement” has the meaning ascribed to such term in the Recitals.

“Current Plan of Arrangement” means the plan of arrangement attached as Schedule A to the Current Arrangement Agreement.

“Debenture” has the meaning ascribed to such term in the Proposal Agreement.

“Depositary” has the meaning ascribed to such term in the Arrangement Agreement.

“Floating Call Option” has the meaning ascribed to such term in the A&R Plan of Arrangement.

“Floating Call Option Exercise Notice” has the meaning ascribed to such term in the A&R Plan of Arrangement.

“Frontrunner” means Acreage Holdings, Inc., a company existing under the laws of the Province of British Columbia.

“Frontrunner Meeting” has the meaning ascribed to the term “Meeting” in the Proposal Agreement.

“GCILP” means Greenstar Canada Investment Limited Partnership, a limited partnership existing under the laws of the Province of British Columbia.

“Governmental Authority” means:

(a)	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b)

any domestic or foreign agency, authority, ministry, department, regulatory authority, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government, including: (i) Health Canada and other applicable regulatory authorities with oversight of the Cannabis industry and any business or operations within the Cannabis industry generally; (ii) the United States Alcohol and Tobacco Tax and Trade Bureau; and (iii) the United States Department of Justice;

(c)	any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and/or

(d)	the TSX, the NYSE and any other stock or securities exchange, marketplace or trading market upon which the Company has sought and obtained listing of its securities.

“Indemnity Claim” meaning ascribed to such term in the Section 2.5(b).

“Losses” means all judgments, debts, liabilities, penalties, fines, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, contractual, legal or equitable, including professional fees (including reasonable and documented fees and disbursements of legal counsel on a full indemnity basis) and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Material Adverse Effect” means any change (including a decision to implement such a change made by the Board or by senior management who believe that confirmation of the decision of the Board is probable), event, violation, inaccuracy, circumstance, development or effect that is, individually or in the aggregate, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets (including intangible assets), capitalization, liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of the Company, taken as a whole, whether or not arising in the ordinary course of business.

“NYSE” means the New York Stock Exchange.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Original Arrangement Agreement” has the meaning ascribed to such term in the Recitals.

“Original Consent Agreement” has the meaning ascribed to such term in the Recitals.

“Original Trademark and Technology License” means the trademark and technology license dated April 18, 2019 between the Company, Frontrunner, Tweed Inc. and TS Brandco Inc.

“Parties” means CBG and the Company, and a “Party” means either of them.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Proceeding” means any action, claim, demand, lawsuit, audit, assessment, reassessment, arbitration, judgment, award, decree, order, injunction, prosecution and investigation, or other similar proceeding, in each case by or before a Governmental Authority.

“Project Frontrunner” has the meaning ascribed to such term in the Recitals.

“Project Frontrunner Amendments” has the meaning ascribed to such term in the Recitals.

“Proposal Agreement” has the meaning ascribed to such term in the Recitals.

“Purchaser Call Option” has the meaning ascribed to such term in the A&R Plan of Arrangement.

“Purchaser Call Option Exercise Notice” has the meaning ascribed to such term in the A&R Plan of Arrangement.

“Required Shareholder Approval” has the meaning ascribed to such term in the Proposal Agreement.

“Second Amended and Restated Investor Rights Agreement” means the second amended and restated investor rights agreement dated April 18, 2019 between CBG, GCILP and the Company.

“Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies and other similar charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, and all licence, franchise and registration fees.

“Termination Expense Reimbursement” has the meaning ascribed to such term in the Proposal Agreement.

“Triggering Event Date” has the meaning ascribed to such term in the A&R Plan of Arrangement.

“TSX” means the Toronto Stock Exchange.

“Violation” has the meaning ascribed to such term in Section 2.4.

1.2 Schedules and Exhibits

The following schedules and exhibits form an integral part of this Agreement:

Schedule A	–	Purchaser Representations and Warranties
Schedule B	–	Company’s Representations and Warranties
Exhibit A	–	Form of Proposal Agreement
Exhibit B	–	Form of CFO Certificate

ARTICLE 2

CONSENT

2.1 Original Consent Agreement

Nothing in this Agreement shall derogate from, modify or alter any of the rights or privileges granted to CBG pursuant to the terms of the Original Consent Agreement, which the Parties acknowledge and agree shall remain in full force and effect in all respects notwithstanding the entering into of this Agreement.

2.2 Consent to Project Frontrunner Amendments

CBG hereby grants its consent to the entering into of the Proposal Agreement and the Amending Agreement and the completion of the Project Frontrunner Amendments on the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement.

2.3 Company Covenants Regarding Project Frontrunner

(a)

The Company covenants and agrees that without the prior written consent of CBG, such consent not to be unreasonably withheld, and notwithstanding anything to the contrary contained in the Arrangement Agreement, the Proposal Agreement or the other Project Frontrunner Amendments:

(i)	the Company will not exercise the Purchaser Call Option or the Floating Call Option prior to the Triggering Event Date;

(ii)	the Company will not deliver the Purchaser Call Option Exercise Notice or the Floating Call Option Exercise Notice to the Depositary prior to the Triggering Event Date;

(iii)	the Company will not amend, modify, supplement, restate or terminate the Arrangement Agreement (including the A&R Plan of Arrangement), the Proposal Agreement or the Debenture; and

(iv)

the Company will not waive any terms, covenants or conditions set forth in, or grant its consent pursuant to, the Arrangement Agreement (including the A&R Plan of Arrangement), the Proposal Agreement or the Debenture.

(b)	The Company further covenants and agrees in favour of CBG that:

(i)

the Company will notify the Borrower in writing of any breach of or failure to perform or comply with the covenant in Section 3.1(p) [Use of Proceeds] of the Debenture if the Company becomes aware of such breach or failure to perform or comply (without having made any independent investigation of Acreage Holdings, Inc. or the Borrower) and, if unremedied within 30 days of such notification, the Company will assert the occurrence of an Event of Default (as such term is defined in the Debenture) pursuant to the Debenture and pursue all available remedies in respect of any breach of such covenant;

(ii)

the Company will promptly, and in any event within two days of receipt of same, provide CBG with a copy of each Compliance Certificate (as such term is defined in the Debenture) received by the Company pursuant to the Debenture; and

(iii)

if the Company at any time has the right to terminate the Proposal Agreement for any reason, the Company will promptly notify CBG in writing of same, and CBG shall thereafter have the right to direct the Company to terminate the Proposal Agreement and, if so directed, the Company shall promptly terminate the Proposal Agreement.

2.4 A&R Trademark and Technology License

The Company agrees that if at any time:

(a)

the CBG Group has received any notification or communication (whether orally or in writing) from a Governmental Authority of any violation or contravention of Applicable Law or any liability to the CBG Group under Applicable Law;

(b)

the CBG Group has received any notification or communication (whether orally or in writing) from a Governmental Authority, which the CBG Group has determined, in its sole discretion, would be expected to result in a violation or contravention of Applicable Law or any actual liability to the CBG Group under Applicable Law; or

(c)

there has been a change in Applicable Law, or the interpretation or application of Applicable Law by any Governmental Authority, which the CBG Group has determined, in its sole discretion, would be expected to result in a violation or contravention of Applicable Law or any actual liability to the CBG Group under Applicable Law,

(each, a “Violation”) in each case, as a result of the A&R Trademark and Technology License, CBG will have the right to direct and cause the Company to terminate the A&R Trademark and Technology License by delivering written notice to the Company. In the event CBG exercises such right, the Company will use its commercially reasonably efforts to cure the Violation, including by negotiating and effecting amendments to the A&R Trademark and Technology License. CBG agrees that it will take all commercially reasonable efforts to assist the Company following reasonable request by the Company to address such Violation. If the Violation has not been cured to the satisfaction of CBG within 30 days from the delivery by CBG of its written notice to the Company in accordance with this Section 2.4, the Company shall promptly and, in any event, within two Business Days thereafter, terminate the A&R Trademark and Technology License and provide CBG with evidence of the actions taken to effect, and the effectiveness of, the termination of the A&R Trademark and Technology License. Notwithstanding the foregoing, if at any time within the 30 day cure period, CBG has determined in its sole discretion that (i) the Violation is not reasonably capable of being cured within such 30 day period, or (ii) failure to immediately terminate the A&R Trademark and Technology License would have an adverse effect on the CBG Group or result in an actual and immediate violation of Applicable Law, the Company shall immediately terminate the A&R Trademark and Technology License and provide CBG with evidence of such termination. For purposes of this Section 2.4, any reference to Applicable Law shall include, for certainty, any Laws applicable to the United States and the rules of the NYSE so long as the rules of the NYSE remain applicable to the CBG Group.

2.5 Tax Indemnification

(a)

The Company shall indemnify and save harmless all members of the CBG Group from and against any and all Taxes arising from, relating to or incurred as a result of the entering into or completion of the Project Frontrunner Amendments, together with all Losses that any member of the CBG Group may suffer or incur, directly or indirectly, as a result of or in connection with or arising from any liability for Taxes resulting from or related to the entering into or completion of the Project Frontrunner Amendments (other than Taxes and Losses in connection with Taxes resulting from or related to the 6.1% interest (or 15% interest upon an event of default) payable pursuant to the Debenture and Taxes and Losses in connection with Taxes resulting from or related to the royalties payable pursuant to the A&R Trademark and Technology License); provided, however, that to the extent applicable in determining the Company’s liability for an indemnification claim made pursuant to this Section 2.5, the CBG Group’s economic ownership in the Company shall be deemed to be 38.6%. In no event, other than a settlement that complies with subsection 2.5(d)(iii) below, shall the Company be liable for Taxes owing by the CBG Group unless finally determined to be payable under the Code or other applicable state or local law in the United States.

(b)

The CBG Group shall promptly give written notice to the Company of any claim in respect of which the CBG Group intends to claim for indemnification against the Company pursuant to Section 2.5(a) (an “Indemnity Claim”). Such notice shall specify with reasonable particularity (to the extent that the information is available) the nature of the Indemnity Claim. If the CBG Group fails to give such notice, such failure shall not preclude the CBG Group from obtaining such indemnification, but its right to indemnification may be reduced to the extent that such delay materially prejudices the defence of the Claim or increases the amount of liability or cost of defense. The CBG Group shall assume control of the negotiation, settlement and defence of such Indemnity Claim and the reasonable and documented costs of such defence shall be Losses.

(c)

The Company will have the right to fully participate in the negotiation, settlement and defence of such Indemnity Claim at its own expense and will have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Company and the CBG Group (each acting reasonably) shall be retained by the CBG Group. The CBG Group shall vigorously defend against any Indemnity Claim and, if the CBG Group fails to continue to defend such Indemnity Claim in such manner, the Company will be entitled to assume control of the Indemnity Claim at its expense and the CBG Group will be bound by the results obtained by the Company with respect to such Indemnity Claim.

(d)	The following provisions shall also apply with respect to Indemnity Claims:

(i)

The CBG Group shall not permit any right of appeal in respect of any Indemnity Claim to terminate without giving the Company notice thereof and an opportunity to discuss same in good faith with the CBG Group.

(ii)

The CBG Group and the Company shall co-operate fully with each other with respect to Indemnity Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available to the extent so doing does not result in a waiver of privilege).

(iii)

Notwithstanding the above provisions of this Section 2.5, the CBG Group shall not settle any Indemnity Claim or conduct any related legal or administrative Proceeding in a manner which would, in the opinion of the Company, acting reasonably, have a material adverse impact on the Company, without first consulting with the Company.

(iv)

The provisions of this Section 2.5 are intended to set out the procedures to be followed with respect to an Indemnity Claim and, provided the CBG Group follows such procedures in all material respects, nothing contained in this Section 2.5 will derogate from the Company’s obligations to indemnify the CBG Group.

2.6 Second Amended and Restated Investor Rights Agreement

CBG, GCILP and the Company hereby acknowledge and agree that, from and after the date of this Agreement, the following provision shall be added as a new paragraph five and paragraph six to each Compliance Certificate delivered by the Company to CBG pursuant to the Second Amended and Restated Investor Rights Agreement:

“5. To the knowledge of the Company (and without having made any independent investigation of Acreage Holdings, Inc. and the Borrower), except as set forth in any written notice delivered to CBG by the Company, the Borrower has performed and observed in all respects and is in compliance in all respects with its covenants and obligations contained in Section 3.1(p) [Use of Proceeds] of the Debenture, and, since the date of the last Compliance Certificate, has not been in and is not currently in breach of such covenants and obligations. For purposes of this paragraph 5, the terms “Debenture” and “Borrower” have the meaning ascribed to them in the consent agreement dated June 24, 2020 between the Company and CBG (the “Consent Agreement”).

6. Other than the Project Frontrunner Amendments (as defined in the Consent Agreement), there are no other agreements, understandings, covenants or promises, whether written or oral, pre-contractual or otherwise, express, implied or collateral between the Company or any of its Affiliates, on the one hand, and Acreage Holdings, Inc. or any of its Affiliates, on the other hand, relating to the subject matter of the Project Frontrunner Amendments.”

ARTICLE 3

REPRESENTATION AND WARRANTIES

3.1 Representations and Warranties of the Company

The Company represents and warrants to CBG each of the matters contained in Schedule B to this Agreement as of the date hereof and as of the Amendment Time, and acknowledges that CBG is relying on such representations and warranties in connection with entering into this Agreement and the transactions contemplated herein.

3.2 Representations and Warranties of CBG

CBG represents and warrants to the Company each of the matters contained in Schedule A to this Agreement as of the date hereof and as of the Amendment Time, and acknowledges that the Company is relying on such representations and warranties in connection with entering into this Agreement and the transactions contemplated herein.

ARTICLE 4

CONDITIONS PRECEDENT

4.1 CBG Conditions Precedent

The consent provided by CBG in Section 2.2 (other than with respect to the entering into of the Proposal Agreement on the date of this Agreement) shall be subject to the satisfaction or waiver (at CBG’s sole discretion), as applicable, of the following conditions:

(a)

all of the representations and warranties of the Company made in or pursuant to this Agreement shall be true and correct in all respects as of the Amendment Time and with the same effect as if made at and as of the Amendment Time and CBG shall have received a certificate from a senior officer of the Company (on the Company’s behalf and without personal liability), in form and substance satisfactory to CBG, acting reasonably, confirming same;

(b)

the Company shall have performed or complied with, in all respects, all of its obligations, covenants and agreements under this Agreement required to be performed or complied with prior to the Amendment Time and CBG shall have received a certificate from a senior officer of the Company (on the Company’s behalf and without personal liability), in form and substance satisfactory to CBG, acting reasonably, confirming same;

(c)	CBG shall have received a certificate in the form attached as Exhibit B from the Chief Financial Officer of the Company on and dated as of the date of this Agreement; and

(d)

all of the conditions precedent contained in Sections 5.1 and 5.2 of the Proposal Agreement shall have been satisfied or, subject to and in accordance with Section 2.3(a)(iv) hereof, waived by the Company.

If any of the foregoing conditions in this Section 4.1 have not been satisfied or waived, or if this Agreement has been terminated in accordance with Section 5.1, the conditional consent granted by CBG in Article 2 shall be deemed to be null and void and of no force or effect, and the Company shall not have, and be deemed to not have obtained, CBG’s consent to consummate Project Frontrunner Amendments.

ARTICLE 5

TERMINATION

5.1 Termination

This Agreement shall terminate upon the earliest of:

(a)	the date on which this Agreement is terminated by the mutual consent of the Parties;

(b)	the date on which the Proposal Agreement is terminated; or

(c)	written notice by either Party to the other if the Frontrunner Meeting is duly convened and held and the Required Shareholder Approval is not obtained.

5.2 Effect of Termination

If this Agreement is terminated pursuant to Section 5.1, all further rights and obligations of the Parties under this Agreement shall terminate immediately except that the provisions of Article 5 and Article 6 shall survive such termination and continue in full force and effect.

5.3 Termination Expense Reimbursement

If the Company becomes entitled to receive the Termination Expense Reimbursement pursuant to the Proposal Agreement, the Company shall within two Business Days pay or cause to be paid to CBG by wire transfer of immediately available funds an amount equal to one-third of the Termination Expense Reimbursement; provided that CBG shall not be entitled to receive any portion of the Termination Expense Reimbursement in the event that CBG directs the Company to terminate the Proposal Agreement in accordance with Section 2.3(b)(iii).

ARTICLE 6

GENERAL PROVISIONS

6.1 Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein irrespective of the choice of Laws principles.

6.2 Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.2):

if to the Company:

1 Hershey Drive,

Smiths Falls, Ontario K7A 0A8

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

40 King Street West, Suite 2100

Toronto, Ontario M5H 3C2

Attention:     Jonathan Sherman

if to CBG:

c/o Constellation Brands, Inc.

207 High Point Drive, Bldg. 100

Victor, New York 14564

Attention: General Counsel

and with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

100 King Street West, Suite 6200

Toronto, Ontario M5X 1B8

Attention:     Emmanuel Pressman and James R. Brown

6.3 Expenses

Except as otherwise specifically provided in this Agreement, each Party shall bear any costs and expenses incurred in connection with exercising its rights and performing its obligations under this Agreement.

6.4 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

6.5 Entire Agreement

This Agreement (including the Schedules and Exhibits hereto), together with the Second Amended and Restated Investor Rights Agreement and the Original Consent Agreement, constitute the entire agreement of the Parties with respect to the subject matter of this such agreements and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of such agreements.

6.6 Assignment; No Third-Party Beneficiaries

(a)	This Agreement shall not be assigned by any Party hereto without the prior written consent of the other Party.

(b)

This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement provided, however, that each member of the CBG Group shall be and is hereby designated a third party beneficiary of the indemnification rights pursuant to Section 2.5.

6.7 Amendment; Waiver

No provision of this Agreement may be amended or modified except by a written instrument signed by both Parties. No waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

6.8 Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

6.9 Rules of Construction

Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified; (c) the word “including” and words of similar import shall mean “including, without limitation,”; (d) provisions shall apply, when appropriate, to successive events and transactions; (e) the headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) a reference to a statute includes all regulations and rules made pursuant to the statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule; and (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

6.10 Currency

All references in this Agreement to “dollars” or “$” are expressed in Canadian currency, unless otherwise specifically indicated.

6.11 Public Notices/Press Releases

No Party shall issue any press release or otherwise make public announcements with respect to this Agreement or the terms hereof without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided that, except as required by Applicable Law, in no circumstance shall any such disclosure by, or regulatory filing of, the Company or any of its Affiliates include the name of any member of CBG Group without CBG’s prior written consent, in its sole discretion.

6.12 Counterparts

This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above.

CBG HOLDINGS LLC

By:	(signed) “Garth Hankinson”
Name: Garth Hankinson
Title: President

CANOPY GROWTH CORPORATION

By:	(signed) “Mike Lee”
Name: Mike Lee
Title: Chief Financial Officer

The undersigned has executed this Agreement on the date first written above solely to acknowledge and agree to the provisions of Section 2.6 of this Agreement.

GREENSTAR CANADA INVESTMENT LIMITED PARTNERSHIP, by its general partner, GREENSTAR CANADA INVESTMENT CORPORATION

By:	(signed) “Garth Hankinson”
Name: Garth Hankinson
Title: President

Consent Agreement

SCHEDULE A

REPRESENTATIONS AND WARRANTIES OF CBG

CBG represents and warrants to and in favour of the Company and acknowledges that the Company is relying on such representations and warranties in connection with this Agreement and the transactions contemplated therein:

(a)

this Agreement has been duly authorized, executed and delivered by CBG and constitutes a legal, valid and binding obligation of CBG enforceable against CBG in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and will not violate or conflict with the constating documents of CBG or the terms of any restriction, agreement or undertaking to which CBG is subject;

(b)

CBG is a valid and subsisting limited liability company existing under the Laws of its jurisdiction of organization and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing the dissolution or winding up of CBG; and

(c)

CBG has the necessary corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to observe and perform its covenants and obligations hereunder and thereunder and has taken all necessary action in respect thereof.

Schedule A-1

SCHEDULE B

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to and in favour of CBG and acknowledges that CBG is relying on such representations and warranties in connection with this Agreement and the transactions contemplated therein:

(a)

this Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and will not violate or conflict with the constating documents of the Company or the terms of any restriction, agreement or undertaking to which the Company is subject;

(b)

the Company has been duly incorporated and is validly existing as a corporation under the Laws of the jurisdiction in which it was incorporated and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing the dissolution or winding up of the Company;

(c)

the Company has the necessary corporate power and authority to execute and deliver the this Agreement and the Project Frontrunner Amendments and to observe and perform its covenants and obligations hereunder and thereunder and has taken all necessary action in respect thereof;

(d)

each of the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated in this Agreement and the Project Frontrunner Amendments: (i) does not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both), (A) any Law applicable to the Company; (B) the articles, by-laws or resolutions of the directors or shareholders of the Company; (C) any Contract to which the Company is a party or by which the Company is bound except where such conflict, breach, violation or default would not result in a Material Adverse Effect; or (D) any judgment, decree or Order binding the Company or the property or assets thereof; and (ii) does not affect the rights, duties and obligations of any parties to a Contract, nor give a party the right to terminate the Contract, by virtue of the application of terms, provisions or conditions in the Contract, except where those rights, duties or obligations, or rights to terminate, are affected in a manner that would not result in a Material Adverse Effect; and

(e)

no consent, approval, authorization, Order, filing, registration or qualification of or with any court, Governmental Authority or any other Person is required for the execution, delivery and performance by the Company of this Agreement or the Project Frontrunner Amendments or for the consummation of the transactions contemplated by this Agreement or the Project Frontrunner Amendments, except (i) such as have been obtained; and (ii) any conditions precedent required to be satisfied under the Proposal Agreement or the Arrangement Agreement in connection with Project Frontrunner.

Schedule B-1

(f)

other than the Project Frontrunner Amendments, there are no other agreements, understandings, covenants or promises, whether written or oral, pre-contractual or otherwise, express, implied or collateral between the Company or any of its Affiliates and any other Person relating to the subject matter of the Project Frontrunner Amendments.

Schedule B-2

EXHIBIT A

FORM OF PROPOSAL AGREEMENT

(Filed as Exhibit 2.1)

Exhibit A-1

EXHIBIT B

FORM OF CFO CERTIFICATE

CERTIFICATE

TO:	CBG Holdings LLC (“CBG”)

RE:	Consent agreement dated June 24, 2020 (the “Consent Agreement”) between CBG and Canopy Growth Corporation (the “Company”).

DATE:	June 24, 2020

This Certificate is delivered pursuant to Section 4.1(c) of the Consent Agreement. Capitalized terms used but not otherwise defined in this Certificate have the meanings ascribed to them in the Consent Agreement.

I, Mike Lee, the Chief Financial Officer of the Company, hereby certify for and on behalf of the Company that I am the duly appointed Chief Financial Officer of the Company and that, as of the date of this Certificate, to my knowledge (and without having made any independent investigation of Frontrunner) neither Frontrunner nor any of its Affiliates has any intention of using the proceeds received pursuant to the Debenture other than as specifically permitted by Section 3.1(p) [Use of Proceeds] of the Debenture.

I acknowledge that CBG is relying on this Certificate in connection with the granting of its consent pursuant to the Consent Agreement, and confirm that CBG is entitled to rely on this Certificate without further inquiry.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

Mike Lee Chief Financial Officer Canopy Growth Corporation

Exhibit B-1